UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Amendment No. 1

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

WESTMOUNTAIN GOLD, INC.

 (Name of Registrant as Specified in Its Charter)

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Copies of all communications to:

James F. Biagi, Jr.

Fifth Avenue Law Group

701 5th Avenue, Suite 2800

Seattle, WA  98104-7023

(206) 587-5700, (206) 587-5710 (fax)

Gregory Schifrin

WestMountain Gold, Inc.

120 Lake Street, Suite 401

Sandpoint, ID 83864

(208)-265-1717, (208) 906-8621(fax)

Notice of the Special Meeting of Stockholders

Date:	January 13, 2016

Time:	2:00 PM Pacific Standard Time

Location:	Ramada Inn at Spokane Airport 8909 W. Airport Drive Spokane, WA 99224

Proposals:

1.           To elect members of the Board of Directors, who will serve until until the next annual meeting of stockholders;

2.           To amend the WestMountain Gold, Inc. 2012 Stock Incentive Plan, increasing the number of shares of Common Stock issuable under the Plan to a total of eight million (8,000,000) shares;

3.           To ratify the appointment of EKS&H, LLLP of Denver, Colorado as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2015;

4.           To approve, on a non-binding advisory basis, the compensation paid to the named executive officers;

5.           To vote, on a non-binding advisory basis, on the frequency (i.e., every one, two or three years) of holding an advisory stockholder vote to approve the compensation paid to the Company’s named executive officers; and

6.           To transact such other business that may properly come before the Special Meeting and at any adjournments thereof.

Who Can Vote:	Stockholders of record at the close of business on December 18, 2015.

How You Can Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope.

Who May Attend:	Only persons with evidence of stock ownership or who are guests of the Company may attend the Special Meeting. Photo identification is required (a valid driver’s license or passport is preferred).

•            If your shares are registered in your name, you must bring the proxy card.

•            If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of such shares.

By authorization of the Board of Directors,

James W. Creamer III

Secretary

Sandpoint, ID

December 22, 2015

Your Vote Is Important. Whether You Own One Share or Many, Your Prompt Cooperation in Voting Your Proxy is Greatly Appreciated.

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF STOCKHOLDERS

OF

WESTMOUNTAIN GOLD, INC.

TO BE HELD ON JANUARY 13, 2016

Solicitation

This Proxy Statement and the accompanying proxy card to Stockholders of WestMountain Gold, Inc. (the “Company”) are being mailed on or about December 22, 2015. This Special Meeting of Stockholders has been requested by a shareholder that holds more than 20% of the Company’s outstanding shares, and accordingly, the Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the Special Meeting of Stockholders (the “Special Meeting”) on all matters that will be presented at the Special Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders to be Held January 13, 2016.

This Proxy Statement is available at www.westmountaingold.com

What is a proxy?

A proxy is your legal designation of another person or persons (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should vote on and sign each proxy card you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Special Meeting if you own shares of common stock of the Company at the close of business on our record date of December 18, 2015.

How many shares of Common Stock may vote at the Meeting?

As of December 18, 2015, there were 61,650,537 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Corporate Stock Transfer, Inc., the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you can vote your proxy by mailing in the enclosed proxy card. Please refer to the specific instructions set forth in the enclosed proxy card.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Special Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Special Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Special Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposals:

1.           To elect members of the Board of Directors, who will serve until the next annual meeting of stockholders

2.           To amend the WestMountain Gold, Inc. 2012 Stock Incentive Plan, increasing the number of shares of Common Stock issuable under the Plan to a total of eight million (8,000,000) shares;

3.           To ratify the appointment of EKS&H, LLLP of Denver, Colorado as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2015;

4.           To approve, on a non-binding advisory basis, the compensation paid to the named executive officers;

5.           To vote, on a non-binding advisory basis, on the frequency (i.e., every one, two or three years) of holding an advisory stockholder vote to approve the compensation paid to the Company’s named executive officers; and

6.          To transact such other business that may properly come before the Special Meeting and at any adjournments thereof.

What are my choices when voting?

Proposal 1 —	You may cast your vote in favor of electing the nominees as directors or vote against or withhold your vote with respect to one or more individual nominees.

Proposals 2-4 —	You may cast your vote in favor of or against each proposal, or you may abstain from voting your shares.

Proposal 5 —	You may cast your vote for one of the three options, or you may abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the named proxies will vote your shares as follows, in accordance with the recommendations of the Board:

Proposal 1 —	FOR the election of all members of the Board of Directors, who will serve until the next annual meeting of stockholders.

Proposal 2 —	To amend the WestMountain Gold, Inc. 2012 Stock Incentive Plan, increasing the number of shares of Common Stock issuable under the Plan to a total of eight million (8,000,000) shares;

Proposal 3 —	FOR ratifying the appointment of EKS&H, LLLP of Denver, Colorado as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2015.

Proposal 4 —	FOR approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

Proposal 5 —	FOR on a non-binding advisory basis, having a vote to approve executive compensation every three years.

How are votes withheld, abstentions and broker non-votes treated?

Votes withheld and abstentions are deemed as “present” at the Special Meeting, are counted for quorum purposes, and other than for Proposal 1, will have the same effect as a vote against the matter. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to the Secretary of the Company that is received prior to the Special Meeting, stating that you revoke your proxy;

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Special Meeting in accordance with the instructions included in the proxy card(s); or

•	By attending the Special Meeting and voting your shares in person.

What vote is required to approve or ratify each proposal?

Proposal 1 requires a plurality of the votes cast to elect a director.

Proposals 2 and 3 require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote thereon at the Special Meeting.

Who will count the votes?

Representatives from the Company will count the votes and serve as our Inspector of Election. The Inspector of Election will be present at the Special Meeting.

Who pays the cost of this proxy solicitation?

Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. We have also arranged for reimbursement, at the rates suggested by brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record.

Is this Proxy Statement the only way that proxies are being solicited?

No. We have also arranged for brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.

If you have any further questions about voting your shares or attending the Special Meeting, please call our Investor Relations department at (208)-265-1717.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of December 18, 2015, the name, age, and position of each executive officer and director and the tenure in office of each director of the Company.

Business Experience Descriptions

Set forth below is certain biographical information regarding each of the Company's executive officers and directors.

Our Management Directors

Gregory Schifrin

Mr. Schifrin has worked as a geologist and manager for more than 25 years in mining and mineral exploration industry where he has been involved in precious, base metals, and uranium exploration and development. Mr. Schifrin has provided technical services and project management for major and junior mining companies.

From February 2011 to the present Mr. Schifrin was the President and CEO and Director of WestMountain Gold, Inc. From March 2010 to the present Mr. Schifrin was the President and CEO of Terra Mining Corp. From December 2007 to the present Mr. Schifrin was the President and Director of Silver Verde May Mining Corporation. During his tenure Mr. Schifrin managed corporate finance, accounting, legal and regulatory requirements, exploration, geologic evaluation, project generation and land acquisition.

From March 19, 2012 to the present Mr. Schifrin has served as Director of Fisher Watt. From February 2011 to November 2011 Mr. Schifrin has served as an officer of Colorado Rare Earths and from November 2011 to the present Mr. Schifrin has served as a director and officer of US Rare Earths. Mr. Schifrin also served as President and a Director in February and March 2010 of American Mining Corporation.

From 1985 to the present, Mr. Schifrin was the co-founder and President of Minex Exploration, a mining industry known exploration consulting and service company, where Mr. Schifrin managed a staff of 15 to 20 personnel, clients and contracts, accounting, legal and regulatory requirements, as well as managing exploration projects, grassroots through drilling and development phase, throughout North America for major and junior mining companies.

From October 1992 to the present, Mr. Schifrin co-founded Selkirk Environmental, Inc., an environmental consulting and service company, where he managed environmental regulatory compliance, risk analysis, pollution cleanup and environmental assessment for public and private clients.

From November of 2006 to December 2007, Mr. Schifrin was the President and CEO of Golden Eagle Mining Corporation, where he managed corporate affairs, geological exploration, property acquisition and accounting.

In August of 1983, Mr. Schifrin received a Bachelor of Science degree in Geology from the University of Idaho, Moscow. He is a registered professional geologist in the State of Washington. Mr. Schifrin resides in Sandpoint, Idaho.

Mr. Schifrin was appointed as a Director based on his significant experience in the mining and mineral exploration industry.

Our Independent Directors

Michael Lavigne

Michael Lavigne was appointed to the Board of Director on August 24, 2011.

Mr. Lavigne has served as the CEO and a board member of Silver Verde May Mining Company, Inc. from December 2008 to the present. Silver Verde May, an exploration stage mining company located in Wallace, Idaho, holds a number of properties in Idaho, Utah and Wyoming. From August 2008, Mr. Lavigne served as a consultant for Golden Eagle Mining Company, which was acquired by Silver Verde May in December 2008. Mr. Lavigne also serves on the board of Mascot Mining which holds properties in Idaho and Montana.

Mr. Lavigne is the owner and Managing Partner of Capital Peak Partners, LLC.  Capital Peak provides consulting services in the area of corporate and business development. Capital Peak Partners was founded in September of 2010.

Previously Mr. Lavigne held a number of positions in the travel and hospitality industry. From November 2006 to July 2008, Mr. Lavigne founded and served as a director and CEO of Travel Services Group. From September 2003 to October 2006, Mr. Lavigne was the COO of Glacier Bay Cruise Lines, an adventure cruise in South East Alaska.  Mr. Lavigne was a director of Coastal Hotel Group, a partner in NorthCoast Hotels and a member of Starwood Hotel’s Leisure Travel Advisory Board.  Also, Mr. Lavigne was the CEO and chairman of Global Leisure, Inc., the parent company of Maupin Tours, Sunmakers, Jet Set North America, Hawaii Leisure and Regency Pacific.

Prior to the travel and hospitality business Mr. Lavigne was involved in the securities and corporate finance business and served as he managing Director of Northwest Capital and Advisory Services and the CEO and chairman of RCL Northwest.  Mr. Lavigne was a board of member of the Spokane Stock Exchange, a registered national securities exchange which listed primarily mining and resources related companies.

Mr. Lavigne has been on a number of community and charitable boards including, The Giving Back Fund, Communities and Schools of Seattle, The Seahawk Academy and the Jacob Green Golf Classic.

Mr. Lavigne received his BA in Accounting from the University of Idaho and a JD from Gonzaga University School of Law.

Mr. Lavigne was appointed as a Director based on his significant experience in the mining and mineral exploration industry.

Dale L. Rasmussen

Dale L. Rasmussen was appointed to the Board of Director on October 24, 2012.

During his career Mr. Rasmussen has served on the Board of over a dozen private and public companies (Chairman of three) and was instrumental in raising nearly a billion dollars in equity capital.  Three of the companies, co-founded by Mr. Rasmussen, reached market capitalization of over half a billion U.S. dollars.

Mr. Rasmussen served as the Chairman of the Board of Quantum Fuel System Technologies Worldwide from 2002 to 2012, as well as being a member of the Board of Directors since 2000.  Mr. Rasmussen was a founding member of the Board of Directors of Fisker Automotive and served as the Chairman of the Board since its formation in November 2007 until February 2010.  Mr. Rasmussen was the Senior Vice President and Secretary of IMPCO Technologies (now Fuel Systems Solutions) from 1989 through 2005, joining the Company in 1984 as Vice President of Finance and Administration and Corporate Secretary.  IMPCO was the parent company of Quantum Technologies, prior to its spin-off in 2002.  While at IMPCO, Mr. Rasmussen’s areas of expertise were Mergers and Acquisitions, Strategic Planning and Investor Relations.  Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for twelve years at two banks, both acquired by Key Bank and U.S. Bank, and was responsible for managing the bank's investment portfolio, branch and corporate development, and served as corporate secretary.  Mr. Rasmussen is a graduate of Western Washington University and is also a graduate of Pacific Coast Banking School, University of Washington.

Mr. Rasmussen was appointed as a Director due to his significant board experience and related finance and banking skills.

Other Executive Officers

James W. Creamer III

James W. Creamer III was named Chief Financial Officer, Secretary and Treasurer on September 8, 2014, and has been nominated to serve as a director of the Company.

Mr. Creamer has served as Chief Financial Officer for several publicly traded companies since 2005 following a fifteen year Investment Banking career.  Since 2011, Mr. Creamer has been the Principle of Corporate Solution Advisors, LLC which offers contract CFO services to small, growth oriented companies.  From 2010 to 2011, Mr. Creamer served as Chief Financial Officer of NexCore Healthcare Capital Corp., following its acquisition of CapTerra Financial Group, Inc.  In 2005, Mr. Creamer was hired by CapTerra Financial Group, Inc. as its Chief Financial Officer and served in that capacity until 2009 when he was named CapTerra’s President and Chief Executive Officer and served in that position until CapTerra’s acquisition by NexCore in 2010.

Between 1990 and 2005, Mr. Creamer held positions as Vice President of Commercial Banking at Vectra Bank Colorado, Vice President of Investment Banking at J.P. Turner & Company, Director of Equity Research at Global Capital Securities and Vice President of Institutional Fixed Income Sales at Hanifen Imhoff, Inc.

Mr. Creamer received a Bachelor of Science degree in Finance from Arizona State University and holds the Chartered Financial Analyst (CFA) designation.

Mr. Creamer has been nominated as a director of the Company based on his experience with emerging growth companies.

CORPORATE GOVERNANCE

Code of Conduct and Ethics

We have adopted conduct and ethics standards titled the Code of Conduct and Ethics (the “Code of Conduct”), which are available at www.westmountaingold.com. These standards were adopted by the Board to promote transparency and integrity. The standards apply to the Board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board.

Our Code of Conduct includes the following:

- promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; promotes the full, fair, accurate, timely and understandable disclosure of our financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

- promotes compliance with applicable SEC and governmental laws, rules and regulations;

- deters wrongdoing; and

- requires prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board and employees on an ongoing basis.

Review and Approval of Related Person Transactions

The Company has operated under a Code of Conduct since 2011. The Company’s Code of Conduct requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Board is responsible for reviewing and approving all transactions with related persons. The Company has not adopted a written policy for reviewing related person transactions. The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed.

Director Independence

The Board has affirmatively determined that each of Messrs. Lavigne and Rasmussen is an independent director.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though the Company is not currently listed on NASDAQ.

Communication with the Board or Members Thereof

Any matter intended for the Board, or for any individual member or members of the Board, can be directed to our Chief Executive Officer or Chief Financial Officer through the Company’s website, www.westmountaingold.com, with a request to forward the same to the intended recipient. Alternatively, stockholders can direct correspondence to the Board, or any of its members, in care of the Company at 120 Lake Street, Suite 401, Sandpoint, ID 83864. The Company will direct the correspondence to the director. All such communications will be forwarded to the intended recipient unopened.

Nominations for Directors

Identifying Candidates

The Nominations and Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominations and Governance Committee considers recommendations of potential candidates from current directors, management and stockholders. Stockholders’ nominations for directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the Nominations and Governance Committee to assess his or her qualifications. Nominations must be addressed to the Chairman of the Nominations and Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than October 28, 2013 in order to be included in the proxy statement for the next Special election of directors.

Chairman of the Nominations and Governance Committee

WestMountain Gold, Inc.

120 Lake Street, Suite 401

Sandpoint, ID 83864

Qualifications

The Nominations and Governance Committee has not established specific minimum age, education, and years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

The Board has developed a group of criteria, which are designed to describe what qualities and characteristics are desired for the Board as a whole. The full Board conducts an annual self-evaluation of its membership with respect to the criteria. The purpose of this evaluation is to help ensure the Board remains comprised of members fulfilling the desired complement of talents and expertise for the Board as a whole. No single director is expected to have each criterion. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

The criteria are reviewed annually by the Nominations and Governance Committee and the Board to ensure they remain pertinent and robust. In general, they require that each director:

•	have the highest personal and professional ethics, integrity and values;
•	consistently exercise sound and objective business judgment; and
•	have experience in the areas of business that the Company operates in.

In addition, it is anticipated that the Board as a whole will have individuals with:

•	significant appropriate senior management and leadership experience;
•	a comfort with mining;
•	a long-term and strategic perspective; and
•	the ability to advance constructive debate and a global perspective.

Further, it is important for the Board as a whole to operate in an atmosphere where the chemistry between and among the members contributes to the Board’s success.

Candidate Selection Process

Upon receipt of a stockholder-proposed director candidate, the Chairman of the Nominations and Governance Committee assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to be filled by adding or replacing a director. A director profile is prepared by comparing the current list of criteria with the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Nominations and Governance Committee and the Chairman of the Board for discussion and review at the next Nominations and Governance Committee meeting. During the past fiscal year, the Company did not receive any stockholder-proposed director candidates.

Similarly, if at any time the Nominations and Governance Committee or the Board determines there may be a need to add or replace a director, the Corporate Secretary, the Nominations and Governance Committee Chairman and the Chairman of the Board develop a director profile. If no candidates are apparent from any source, the Nominations and Governance Committee will determine the appropriate method to conduct a search.

Regardless of how a candidate is brought to the Nominations and Governance Committee’s attention, qualified candidates are asked to conduct one or more personal interviews with appropriate members of the Board. Chosen candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated. There is no difference in the manner in which the Board evaluates persons recommended by directors, officers or employees and persons recommended by stockholders in selecting Board nominees.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

Upon the closing of the transaction by which the Company acquired TMC on February 28, 2011, Gregory Schifrin was appointed to the board of directors as a management director. We have determined that Mr. Schifrin is not an independent director within the meaning of the applicable rules of the SEC and NASDAQ. On August 24, 2011, the Board appointed Michael Lavigne as an independent director. On October 24, 2012, the Board appointed Mr. Rasmussen as an independent director.

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. During the fiscal year that ended on October 31, 2015, the Board met 8 times and took no action by written consent. All directors seeking reelection attended at least 75% of the meetings of the Board. Although the Board does not have a formal policy regarding attendance by the members of the Board at our annual meeting, all members of the Board are requested to attend the special meeting of stockholders.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee and the Compensation Committee. The Committees were formed October 26, 2012 and held their first meeting in December, 2012. The Audit and Compensation committees are comprised solely of non-employee, independent directors. The Nominations and Governance committee has one management director. Charters for each committee are available on our website at www.westmountaingold.com. The table below shows current membership for each of the standing Board committees.

Audit	Compensation	Nominating

Dale L. Rasmussen (Chairman)	Michael Lavigne (Chairman)	Michael Lavigne (Chairman)
Michael Lavigne	Dale L. Rasmussen	Dale L. Rasmussen
Gregory Schifrin

During the fiscal year ended October 31, 2015, the Audit Committee met five times and the Compensation Committee and Nominating and Governance Committee each met twice.

Audit Committee

The Audit Committee was formed October 26, 2012, held its first meeting on December 13, 2012 and met five times during the fiscal year ended October 31, 2015. The Audit Committee is comprised solely of the two non-employee independent Directors. The Board has determined that all the members of the Audit Committee are financially literate. The Board also has determined that Mr. Dale L. Rasmussen, Chairman of the Audit Committee, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) and as adopted under the Sarbanes-Oxley Act of 2002. The Board has adopted a charter for the Audit Committee, a copy of which is available on our website at www.westmountaingold.com.

The Audit Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

- appoint the independent registered accounting firm;

- review the arrangements for and scope of the audit by independent registered accounting firm;

- review the independence of the independent registered accounting firm;

- consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any    proposed corrective actions;

- review and monitor our policies regarding business ethics and conflicts of interest;

- discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters; and

- review the activities and recommendations of our accounting department

Nominations and Governance Committee

The Nominations and Governance Committee was formed October 26, 2012, held its first meeting on December 11, 2012 and met twice during the fiscal year ended October 31, 2015. The Nominations and Governance Committee is comprised solely of non-employee Directors, except for Gregory Schifrin, a management Director. The Board has adopted a charter for this committee, which is available on our website at www.westmountaingold.com.

The Nominations and Governance Committee’s responsibilities, discussed in detail in the charter include, among other duties, the responsibility to:

•	assist the Board in identifying individuals qualified to become Board members, and recommend to the Board the nominees for election as directors at the next annual meeting of stockholders;

•	develop and recommend to the Board the corporate governance guidelines applicable to the Company; and

•

serve in an advisory capacity to the Board and Chairman of the Board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of board activities.

Compensation Committee

The Compensation Committee was formed October 26, 2012, held its first meeting on December 13, 2012 and met twice during the fiscal year ended October 31, 2015. The Compensation Committee is comprised solely of the two non-employee independent Directors. The Board has adopted a charter for the Compensation Committee, which is available on our website at www.westmountaingold.com.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	recommend the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer;

•	approve the base salary, incentive compensation and any other compensation for the other officers of the Company;

•	recommend the annual compensation for the Company’s non-employee directors; and

•	administer the 2012 Stock Incentive Plan, including the review of all stock option, restricted stock, or other award grants pursuant to this plan.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year that ended on October 31, 2015 served as an officer, former officer, or employee of the Company or participated in a related party transaction that would be required to be disclosed in this proxy statement. Further, during this period, no executive officer of the Company served as:

•

a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	a director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Board Structure and Role in Risk Oversight

The entire Board is responsible for risk oversight. Mr. Gregory Schifrin acts as the Chairman of the Board. There is no lead independent director. The Company believes this structure provides acceptable risk oversight by utilizing the skills of each director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board has responsibility for overseeing, reviewing and approving executive compensation and benefit programs in accordance with the Compensation Committee’s charter.  The Compensation Committee was formed October 26, 2012, held its first meeting on December 13, 2012 and met twice during the fiscal year ended October 31, 2015. The Compensation Committee members are Michael Lavigne (Chairman) and Dale L. Rasmussen.

This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers who served during the year ended October 31, 2015. This compensation discussion primarily focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year. We also describe compensation actions taken after the last completed fiscal year to the extent that it enhances the understanding of our executive compensation disclosure.

Compensation Philosophy and Objectives

The major compensation objectives for named executive officers are as follows:

•	to attract and retain highly qualified individuals capable of making significant contributions to the long-term success of the Company;

•	to motivate and reward named executive officers whose knowledge, skills, and performance are critical to the Company’s success;

•	to closely align the interests of the Company’s named executive officers and other key employees with those of its shareholders; and

•	to utilize incentive based compensation to reinforce performance objectives and reward superior performance; and

Role of Chief Executive Officer in Compensation Decisions

The Board approves all compensation for the chief executive officer. The Compensation Committee makes recommendations on the compensation for the chief executive officer and approves all compensation decisions, including equity awards, for our named executive officers. Our chief executive officer makes recommendations regarding the base salary and non-equity compensation of other named executive officers that are approved by the Compensation Committee in its discretion.

Setting Executive Compensation

The Compensation Committee believes that compensation for named executive officers must be managed to what we can afford and in a way that allows us to meet our goals for overall performance. During 2015, the Compensation Committee and the Board compensated its Chief Executive Officer and Chief Operating Officer with a monthly salary fee of $10,000. During 2015, the Committee compensated its Chief Financial Officer with a monthly salary of $8,000. This compensation reflected the financial condition of the Company. The Compensation Committee does not use a peer group of publicly-traded and privately-held companies in structuring the compensation packages.

Executive Compensation Components for the Year Ended October 31, 2015

The Compensation Committee did not use a formula for allocating compensation among the elements of total compensation during the fiscal year ended October 31, 2015. The Compensation Committee believes that in order to attract and retain highly effective people it must maintain a flexible compensation structure. For fiscal 2015, the principal components of compensation for named executive officers were base salary and stock options.

Base Salary

Base salary is intended to ensure that our employees are fairly and equitably compensated. Generally, base salary is used to appropriately recognize and reward the experience and skills that employees bring to the Company and provides motivation for career development and enhancement. Base salary ensures that all employees continue to receive a basic level of compensation that reflects any acquired skills which are competently demonstrated and are consistently used at work.

Base salaries for the Company’s named executive officers are initially established based on their prior experience, the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions. During 2015, the Compensation Committee and the Board compensated its Chief Executive Officer and Chief Operating Officer with a monthly salary fee of $10,000. During 2015, the Committee compensated its Chief Financial Officer with a monthly salary of $8,000. This compensation reflected our financial condition.

Performance-Based Incentive Compensation

The Compensation Committee believes incentive compensation reinforces performance objectives, rewards superior performance and is consistent with the enhancement of stockholder value. All of the Company’s named executive officers are eligible to receive performance-based incentive compensation. The Compensation Committee did not recommend or approve payment of any performance-based incentive compensation to the named executive officers during 2015 based on our financial condition.

Ownership Guidelines

We do not require our named executive officers to hold a minimum number of our shares. However, to directly align the interests of executive officers with the interests of the stockholders, we encourage each named executive officer to maintain an ownership interest in the Company.

Stock Option Program

The Company adopted the 2012 Stock Incentive Plan which was approved by stockholders at the 2013 Annual Meeting of Stockholders.

Retirement and Other Benefits

We have no other retirement, savings, long-term stock award or other type of plans for the named executive officers.

Perquisites and Other Personal Benefits

During the year ended October 31, 2015, the Company provided the named Chief Executive Officer and the Chief Financial Officer with medical insurance. No other personal benefits were provided.

Tax and Accounting Implications

Deductibility of Executive Compensation

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its three other highest paid executive officers (other than the principal financial officer) to the extent that any such individual's compensation exceeds $1 million. “performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exceptions to Section 162(m). However, we may authorize compensation payments that do not comply with the exceptions to Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer's performance.

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and an additional income tax of 20% of the amount so recognized.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, composed entirely of independent directors in accordance with the applicable laws and regulations, sets and administers policies that govern the Company's executive compensation programs, and incentive and stock programs. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael Lavigne, Chairman

Dale L. Rasmussen

REMUNERATION OF EXECUTIVE OFFICERS

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the indicated periods.

Summary Compensation Table

Name	Principal Position		Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Option Awards ($)	Other Compensation ($)	Total ($)
Gregory Schifrin (1)	Chief Executive Officer, Director	10/31/2015	$120,000	$-	$-	$-	$-	$-	$120,000
		10/31/2014	$120,000	$-	$75,000	$-	$-	$-	$195,000
		10/31/2013	$120,000	$-	$50,000	$-	$-	$-	$170,000

James W. Creamer III (2)	CFO, Secretary & Treasurer	10/31/2015	$96,000	$-	$-	$-	$6,849	$-	$102,849
		10/31/2014	$14,133	$-	$25,000	$-	$490,125	$14,867	$544,125

(1)  During the year ended October 31, 2015, 2014 and 2013, Mr. Schifrin was paid a monthly salary of $10,000. The 2014 stock award for 150,000 shares of restricted common stock was issued by us on October 10, 2014 at the grant date market value of $0.50 per share.  The 2013 stock award for 50,000 shares of restricted common stock was issued by us on June 6, 2013 at the grant date market value of $1.00 per share.

(2)  On September 15, 2014, the Company signed an Employment Agreement with James W. Creamer III and appointed him as Chief Financial Officer.  Under the terms of the agreement, Mr. Creamer’s salary will be $96,000 per year and he is eligible for annual bonuses and incentive plans determined by the Company’s Compensation Committee.  Mr. Creamer was also granted 1,000,000 options to purchase the Company’s common stock for $0.50 per share for a period of seven years.  250,000 of the options vested immediately and 250,000 options shall vest on each of the first, second and third anniversaries of employment.  On July 6, 2015, the Company cancelled the existing options and issued 1,000,000 options to Mr. Creamer to purchase shares of our common stock at $0.12 per share for a period of approximately 6.25 years.  500,000 of the options vested immediately, 250,000 options vested on September 8, 2015 and the remaining 250,000 options will vest on September 8, 2016.  The transaction was treated as a modification of the terms to the initial grant.  The 2014 stock award for 50,000 shares of restricted common stock was issued by us on October 10, 2014 at the grant date market value of $0.50 per share.  In addition, Mr. Creamer provided consulting services to the company during the two months prior to his employment for which he was compensated $14,867.

Grants of Stock Based Awards in Fiscal Year Ended October 31, 2015

We did not provide performance-based incentive compensation paid to the named executive officers during 2015 based on our financial condition.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferred compensation program.

EMPLOYMENT AGREEMENTS

On October 1, 2010, TMC signed an Employment Agreement with Gregory Schifrin, which was assumed by WMTN as a result of the acquisition of TMC in February 2011. Under the terms of the agreement, Mr. Schifrin was appointed Chief Executive Officer for an indefinite period at a salary of $120,000 per year. Mr. Schifrin was eligible for annual bonuses and incentive plans as determined by the Company’s Compensation Committee. Mr. Schifrin was also eligible for employee benefit programs, including 4 weeks of vacation per year, medical benefits and $500 per day spent on the Company’s project sites. Mr. Schifrin may resign with 60 days’ notice. If Mr. Schifrin is terminated without cause, including a change in control (after six months), he was to receive in a lump sum, two times his annual salary, two times his targeted annual bonus, two times his last year’s bonus and any accrued vacation.

The Loan Modification Agreement with BOCO dated as of May 15, 2015 provides for the waiver by Greg Schifrin, CEO of the Company, of all rights and benefits under his employment agreement with the Company.

On September 15, 2014, the Company signed an Employment Agreement with James W. Creamer III and appointed him as Chief Financial Officer.  Under the terms of the agreement, Mr. Creamer’s salary will be $96,000 per year and he is eligible for annual bonuses and incentive plans determined by the Company’s Compensation Committee.  Mr. Creamer was also granted 1,000,000 options to purchase the Company’s common stock for $0.50 per share for a period of seven years.  250,000 of the options vested immediately and 250,000 options shall vest on each of the first, second and third anniversaries of employment.  On July 6, 2015, the Company cancelled the existing options and issued 1,000,000 options to Mr. Creamer to purchase shares of our common stock at $0.12 per share for a period of approximately 6.25 years.  500,000 of the options vested immediately,250,000 options vested on September 8, 2015 and the remaining 250,000 options will vest on September 8, 2016.

Definitions Used in Employment Agreements

For purposes of the each of the Employment Agreements described above, the following definitions apply:

As used herein, “Cause” is defined as any of the following events which occur during the term of this agreement: Good Cause” means the occurrence of one of the following events without the Executive’s express written consent:

(a)

the assignment by the Company of any substantial new or different duties inconsistent with the Executive’s positions, duties, responsibilities and status with the Company immediately prior to such change in assigned duties;

(b)

a material reduction in the Executive’s responsibilities, except as a result of the Executive’s death, disability or retirement;

(c)

a reduction by the Company in the Executive’s Annual Salary;

(d)

a change in the principal executive office of the Company to a location more than 50 kilometres from the then-current location of the principal executive office of the Company;

(e)

the requirement by the Company that the Executive be based anywhere other than within a 100 kilometre radius of the Executive’s then current location;

(f)

the failure by the Company to continue in effect, or a material change in the terms of the Executive’s participation in benefits under any Incentive Plan or Benefits plan (collectively, the “Existing Plans”), the effect of which would be to materially reduce the total value, in the aggregate, of the benefit to the Executive of the Existing Plans;

(g)

any reduction by the Company of the number of paid vacation days to which the Executive is entitled; or

(h)

any other events or circumstances which would constitute a constructive dismissal at common law.

As used herein, “Change of Control” is defined as any one of the following occurrences:

(a)        the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert, constitutes for the first time in the aggregate 30% or more of the outstanding common shares of the Company and such shareholding exceeds the collective shareholding of the current directors of the Company, excluding any directors acting in concert with the acquiring party; or

(b)        the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent Board of the Company, or the election of a majority of Board members to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(c)          consummation of a sale of all or substantially all of the assets of the Company; or

(d)           the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as (a) to (c) above.

As used herein, “Constructive Termination” is defined as any of the following, without your express written consent:

(a)         engages in conduct which is detrimental to the reputation of the Company or any of its Affiliates in any material respect;

(b)         has committed an act of fraud or material dishonesty in connection with or related in any way to his employment with the Company;

(c)          is the subject of any enforcement proceeding by a securities regulatory authority or agency; or

(d)         breaches his duties under this Agreement; or willfully neglects his duties to a material degree.

Potential Payments upon Termination or Change in Control

The Company’s Employment Agreements with the named executive officers have provisions providing for severance payments as discussed below.

James W. Creamer III Termination Payments

The following table shows the potential payments upon termination for James W. Creamer III:

Executive Payments Upon Seperation	For Cause Termination on 10/31/15	Early or Normal Retirement on 10/31/15	Not for Good Termination Cause on 10/31/15	Change in Control Termination on 10/31/15	Disability or Death on 10/31/15
Compensation:
Base salary (1)	$ -	$ -	$ 96,000	$ 96,000	$ -
Performance-based incentive
compensation	$ -	$ -	$ -	$ -	$ -
Stock Options (2)	$ -	$ -	$ 103,516	$ -	$ -

Benefits and Perquisites:
Health and welfare benefits	$ -	$ -	$ -	$ -	$ -
Accrued vacation pay (3)	$ -	$ -	$ 7,385	$ 7,385	$ -

Total	$ -	$ -	$ 206,901	$ 103,385	$ -

(1)         Reflects twelve month’s severance to be paid upon termination without cause or upon termination in a change of control.

(2)         Reflects remaining expense associated with the vesting of remaining unvested options upon termination without cause.

(3)

Reflects the value of vacation pay accrued as of October 31, 2015.

DIRECTOR COMPENSATION

We use stock grants to incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by us for members of the Board. During the year ended October 31, 2015, none of the Directors received any compensation for their services as a director.  Furthermore, our independent non-employee directors were not compensated in cash for the year ended October 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 18, 2015 by:

•	each director and nominee for director;

•	each person known by us to own beneficially 5% or more of our common stock;

•	each officer named in the summary compensation table elsewhere in this report; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

	October 31, 2015
	Shares Beneficially Owned
	Amount	%
Greater Than 5% Ownership

Gregory Schifrin/ Mining Minerals LLC	9,512,100	15.4%
WestMountain Gold, Inc.
120 Lake Street, Suite 401
Sandpoint, ID 83864

BOCO Investments LLC/ Joseph Zimlich	48,214,482	61.9%
262 East Mountain Avenue
Fort Collins, CO 80524

	October 31, 2015
	Shares Beneficially Owned
	Amount	%
Directors and Officers-
Gregory L. Schifrin/ Mining Minerals LLC	9,512,100	15.4%
Michael Lavigne/ Capital Peak Partners LLC/ Silver Verde May Mining Company, Inc.	1,788,250	2.9%
Dale Rasmussen	200,000	0.3%
James W. Creamer III	850,313	1.4%
Total Directors and Officers as a Group (4 total)	12,350,663	20.0%

Includes 31,946,857 shares held outright, and an additional 16,267,625 shares which are issuable on conversion by BOCO Investments LLC at its option of all of the Company’s convertible debt to BOCO, which is convertible at the lower of $0.12 or the price of any subsequent financing by the Company, converted at the current $0.12 conversion rate,

Since the beginning of the fiscal year ended October 31, 2015, the number of shares of the Company’s common stock held by BOCO Investments LLC increased by a significant amount after the effectiveness of the Loan Modification Agreement with BOCO dated as of May 15, 2015. As of the date of the Company’s most recent Annual Report on Form 10-K, February 13, 2015, BOCO was the beneficial owner of approximately 34.3% of the Company’s common stock. The increase in BOCO’s ownership percentage was as a result of the conversion of debt and exercise of warrants as detailed in the Loan Modification Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended October 31, 2015 its executive officers, directors and 10% holders complied with all filing requirements, with the following possible exceptions:

1.     Form 4 for Minex Exploration, Inc./Gregory L. Schifrin dated May 26, 2015 and required to be filed on June 1, 2015 was filed on December 9, 2015.

2.    Form 4 for Capital Peak Partners/Michael Lavigne dated May 26, 2015 and required to be filed on June 1, 2015 was filed on December 10, 2015.

PROPOSAL 1

Election of Directors

Composition of the Board

Currently, the Board consists of three directors with no vacancies.  Upon election, a director will serve in accordance with the Company’s Bylaws. Management has no reason to believe that any of the four nominees for election named below will be unable to serve.

Note About Rules Relating to Broker Voting

Under rules approved by the Securities and Exchange Commission effective as of January 1, 2010, brokers are no longer entitled to use their discretion to vote uninstructed proxies in uncontested director elections. In other words, if your shares are held by your broker in “street name” and you do not provide your broker with instructions about how your shares should be voted in connection with this proposal, your shares will not be voted and a “broker non-vote” will result. Therefore, if you desire that your shares be voted in connection with the election of our Board, it is imperative that you provide your broker with voting instructions.

              The nominees for Director are:

•

Gregory Schifrin

•

Michael Lavigne

•

Dale L. Rasmussen

•

James W. Creamer III

The sections titled “Directors and Executive Officers” on pages 6 to 7 of this proxy statement contain information about the experience and qualifications that caused the Nominations and Governance Committee and the Board to determine that these nominees should serve as directors of the Company.

Your Board Recommends That Stockholders Vote FOR All Four Nominees Listed Above

PROPOSAL 2

To amend the WestMountain Gold, Inc. 2012 Stock Incentive Plan, increasing the number of shares of Common Stock issuable under the Plan to a total of eight million (8,000,000) shares

Background:

The Company adopted the WestMountain Gold, Inc. 2012 Stock Incentive Plan (the “Plan”), the material terms of which are more fully described below. The purpose of the Plan is to assist the Company and its affiliates in attracting, retaining and providing incentives to employees, directors, consultants and independent contractors who serve the Company and its affiliates by offering them the opportunity to acquire or increase their proprietary interest in the Company and to promote the identification of their interests with those of the shareholders of the Company.

Through December 18, 2015, a total of 1,980,000 shares have been granted under the Plan, leaving 2,020,000 shares remaining. In order to have shares available under the Plan available, the Board has recommended an increase in shares issuable under the Plan to eight million (8,000,000) shares.

Description of the Plan

The Plan permits the grant of Options, Restricted Stock, Restricted Stock Units (“RSUs”) Performance Awards and Other Stock-Based Awards (each, an “Award”). The following summary of the material features of the Plan is entirely qualified by reference to the full text of the Plan, a copy of which can be found as Exhibit 10.1.2 Annex 1 to Form DEF-14A filed with the SEC on December 31, 2012 http://www.sec.gov/Archives/edgar/data/1421601/000135448812006649/annex1.htm. Unless otherwise specified, capitalized terms used in this summary have the meanings assigned to them in the Plan.

Eligibility

All Employees, Non-Employee Directors, consultants and independent contractors of the Company and its Affiliates (“Eligible Persons”) are eligible to receive grants of Awards under the Plan. As of December 18, 2015 the number of employees eligible to participate in the Plan was 4, the number of consultants and independent contractors eligible to participate in the Plan was 0, and the number of non-employee directors eligible to participate in the Plan was 2.

Administration

Except with respect to Awards granted to Non-Employee Directors, the Plan is administered by the Board of Directors, unless the Board of Directors appoints another committee or person(s) for such purpose. If no such appointment is in effect at any time, the committee shall mean the Board (the “Committee”). With respect to Awards granted to Non-Employee Directors, the Board of Directors serves as the Committee, unless the Board of Directors appoints another committee or person(s) for such purpose. The Committee has plenary authority and discretion to determine the Eligible Persons to whom Awards are granted (each a “Participant”) and the terms of all Awards under the Plan. Subject to the provisions of the Plan, the Committee has authority to interpret the Plan and agreements under the Plan and to make all other determinations relating to the administration of the Plan.

Stock Subject to the Plan

The maximum number of shares of Common Stock that may be issued under the Plan is four million (4,000,000), provided that no more than one million (1,000,000) shares may be issued pursuant to Awards that are not Options, and (b) the maximum number of Shares with respect to which an Employee may be granted Awards under the Plan during a fiscal year is one million (1,000,000) shares.  Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions, or otherwise. If any shares of Restricted Stock are forfeited, or if any Award terminates, expires or is settled without all or a portion of the shares of Common Stock covered by the Award being issued, such shares will again be available for the grant of additional Awards. Further, if an Option is surrendered pursuant to a “net issuance” as described below, the number of shares covered by the surrendered Option, reduced by the number of shares of Common Stock issued pursuant to the net issuance, will be available for the grant of additional Awards.

Options

The Plan authorizes the grant of Nonqualified Stock Options and Incentive Stock Options. Incentive Stock Options are stock options that satisfy the requirements of Section 422 of the Code and may be granted only to Section 422 Employees. A Section 422 Employee is an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (defined in Sections 424(e) and (f) of the Code) with respect to the Company, including a “parent corporation” or “subsidiary corporation” that becomes such after the adoption of the Plan. Nonqualified Stock Options are stock options that do not satisfy the requirements of Section 422 of the Code. The exercise of an Option permits the Participant to purchase shares of Common Stock from the Company at a specified exercise price per share. Options granted under the Plan are exercisable upon such terms and conditions as the Committee shall determine. The exercise price per share and manner of payment for shares purchased pursuant to Options are determined by the Committee, subject to the terms of the Plan. The per share exercise price of Options granted under the Plan may not be less than the fair market value (110% of the fair market value in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) per share on the date of grant. The Plan provides that the term during which Options may be exercised is determined by the Committee, except that no Option may be exercised more than ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) after its date of grant. The Committee may permit the exercise of an Option on a “net issuance” basis pursuant to which the Participant surrenders an Option and receives in exchange shares of Common Stock with a fair market value on the date of surrender equal to the difference between (i) the fair market value of the shares subject to the surrendered Option, and (ii) the exercise price of the surrendered Option. The Committee may condition the grant or vesting of an Option on the achievement of one or more Performance Goals, as described below.

Restricted Stock Awards

The Plan authorizes the Committee to grant Restricted Stock Awards. Shares of Common Stock covered by a Restricted Stock Award are restricted against transfer and subject to forfeiture and such other terms and conditions as the Committee determines. Such terms and conditions may provide, in the discretion of the Committee, for the vesting of awards of Restricted Stock to be contingent upon the achievement of one or more Performance Goals, as described below.

RSUs

The Plan authorizes the Committee to grant RSU Awards. RSU Awards granted under the Plan are contingent awards of Common Stock (or the cash equivalent thereof). Pursuant to such Awards, shares of Common Stock are issued subject to such terms and conditions as the Committee deems appropriate, including terms that condition the issuance of the shares upon the achievement of one or more Performance Goals, as described below. Unlike in the case of awards of Restricted Stock, shares of Common Stock are not issued immediately upon the award of RSUs, but instead shares of Common Stock (or the case equivalent thereof) are issued upon the satisfaction of such terms and conditions as the Committee may specify, including the achievement of one or more Performance Goals.

Performance Awards

The Plan authorizes the grant of Performance Awards. Performance Awards provide for payments in cash, shares of Common Stock or a combination thereof contingent upon the attainment of one or more Performance Goals established by the Committee. For purposes of the limit on the number of shares of Common Stock with respect to which an Employee may be granted Awards during any fiscal year, a Performance Award is deemed to cover the number of shares of Common Stock equal to the maximum number of shares that may be issued upon payment of the Award. The maximum cash amount that may be paid to any Employee pursuant to all Performance Awards granted to such Employee during a fiscal year may not exceed $250,000.

Other Stock-Based Awards

The Plan authorizes the grant of Other Stock-Based Awards. Other Stock-Based Awards shall cover such number of shares of Common Stock and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting the Other Stock-Based Award upon the achievement of one or more Performance Goals.

Dividends and Dividend Equivalents

The terms of an Award may, at the Committee’s discretion, provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to shares of Common Stock covered by the Award. Such payments may either be made currently or credited to any account established for the Participant, and may be settled in cash or shares of Common Stock.

Performance Goals

The terms and conditions of an Award may provide for the grant, vesting or payment of the Award to be contingent upon the achievement of one or more specified Performance Goals established by the Committee. For this purpose, “Performance Goals” means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

Capital Adjustments

If the outstanding Common Stock of the Company changes as a result of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation or the like, the Committee shall substitute or adjust: (a) the number and class of securities subject to outstanding Awards, (b) the type of consideration to be received upon exercise or vesting of an Award, (c) the exercise price of Options, (d) the aggregate number and class of securities for which Awards may be granted under the Plan, and/or (e) the maximum number of Shares with respect to which an Employee may be granted Awards during the fiscal year.

Withholding

The Company is generally required to withhold tax on the amount of income recognized by a Participant with respect to an Award. Withholding requirements may be satisfied, as provided in the agreement evidencing the Award, by (a) tender of a cash payment to the Company, (b) withholding of shares of Common Stock otherwise issuable, or (c) delivery to the Company by the Participant of unencumbered shares of Common Stock.

Termination and Amendment

The Board of Directors may amend or terminate the Plan at any time. However, after the Plan has been approved by the stockholders of the Company, the Board of Directors may not amend or terminate the Plan without the approval of (a) the Company’s stockholders if stockholder approval of the amendment is required by applicable law, rules or regulations, and (b) each affected Participant if such amendment or termination would adversely affect such Participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.

Term of the Plan

Unless sooner terminated by the Board of Directors, the Plan will terminate on December 13, 2022. Once the Plan is terminated, no further Awards may be granted or awarded under the Plan. Termination of the Plan will not affect the validity of any Awards outstanding on the date of termination.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of Awards granted pursuant to the Plan. State, local and foreign tax consequences may differ.

Incentive Stock Options. Generally, a Participant who is granted an Incentive Stock Option will not recognize income on the grant or exercise of the Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a Participant does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the Participant will recognize ordinary income on the exercise of the Incentive Stock Option in the same manner as on the exercise of a Nonqualified Stock Option, as described below.

The general rule is that gain or loss from the sale or exchange of shares of Common Stock acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the Participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options, RSUs, Performance Awards and Other Stock-Based Awards. A Participant generally is not required to recognize income on the grant of a Nonqualified Stock Option, RSU, Performance Award or Other Stock-Based Award. Instead, ordinary income generally is required to be recognized on the date the Nonqualified Stock Option is exercised, or in the case of an RSU, Performance Award or Other Stock-Based Award, on the date of payment of such Award in cash and/or shares of Common Stock. In general, the amount of ordinary income required to be recognized is: (a) in the case of a Nonqualified Stock Option, an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price; and (b) in the case of an RSU, Performance Award or Other Stock-Based Award, the amount of cash and the fair market value of any shares of Common Stock received.

Restricted Stock. Unless a Participant who is granted shares of Restricted Stock makes an election under Section 83(b) of the Code as described below, the Participant generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the shares vest (i.e. become transferable or no longer subject to a substantial risk of forfeiture), the Participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of Restricted Stock on such date over the amount, if any, paid for such shares. If a Participant makes a Section 83(b) election to recognize ordinary income on the date the shares of Restricted Stock are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the Participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares of Common Stock granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares of Common Stock acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a Participant generally will be required to recognize ordinary income upon such disposition.

Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a Participant is required to recognize ordinary income as a result of a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonqualified Stock Option (including an Incentive Stock Option that is treated as a Nonqualified Stock Option, as described above), a Restricted Stock Award, an RSU, a Performance Award or an Other Stock-Based Award, the Company will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the Participant, provided that certain income tax reporting requirements are satisfied.

Parachute Payments. Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the Plan, the Committee has plenary authority and discretion to determine the vesting schedule of Awards. Any Award under which vesting is accelerated by a change in control of the Company, would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Plan has been designed to allow the grant of Awards that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

Tax Rules Affecting Nonqualified Deferred Compensation Plans. Section 409A of the Code imposes tax rules that apply to “nonqualified deferred compensation plans.” Failure to comply with, or to qualify for an exemption from, the new rules with respect to an Award could result in significant adverse tax results to the Award recipient including immediate taxation upon vesting, an additional income tax of 20 percent of the amount of income so recognized, plus a special interest payment. The Plan is intended to comply with Section 409A of the Code to the extent applicable, and the Committee will administer and interpret the Plan and Awards accordingly.

Securities Authorized for Issuance under Equity Compensation Plans

There are no securities authorized by shareholders under equity compensation plans prior to the 2012 Stock Incentive Plan that is included in Proposal 2.

Your Board Recommends That Stockholders Vote

FOR

To amend the WestMountain Gold, Inc. 2012 Stock Incentive Plan, increasing the number of shares of Common Stock issuable under the Plan to a total of eight million (8,000,000) shares

PROPOSAL 3

Ratification of the Appointment of EKS&H, LLLP as the

Company’s Independent Registered Public Accounting Firm

for the fiscal year ended October 31, 2015

At its August 10, 2015 meeting, the Audit Committee recommended and approved the appointment of EKS&H, LLLP as our independent registered public accounting firm (independent auditors) to examine our consolidated financial statements for the fiscal year ended October 31, 2015. The Board is seeking stockholder ratification of such action.

Action by our stockholders is not required by law in connection with the appointment of our independent accountants. If the Company’s stockholders do not ratify this appointment, the appointment will be reconsidered by the Company.

EKS&H, LLLP has no direct or indirect financial interest in the Company or in any of its subsidiaries, nor has it had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. It is expected that representatives of EKS&H, LLLP will not attend the Special Meeting and therefore will not be available to answer questions.

Dismissal of PMB Helin Donovan, LLP

On August 10, 2015, we dismissed PMB Helin Donovan, LLP (“PMB”) as our independent registered public accounting firm. The decision to change accountants was approved by the Company’s Board of Directors.

The PMB reports on the Company’s consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of PMB on the Company’s financial statements for fiscal years 2009 and 2010 contained an explanatory paragraph which noted that there was substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s fiscal years ended October 31, 2013 and 2014 and through April 30, 2015, (i) there were no disagreements with PMB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PMB’s satisfaction, would have caused PMB to make reference to the subject matter of such disagreements in its reports on the Company’s consolidated financial statements for such years, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Engagement of EKS&H, LLLP

On August 10, 2015 we, upon the Board of Director’s approval, engaged the services of EKS&H, LLLP as our new independent registered public accounting firm to audit our consolidated financial statements as of July 31, 2015 and for the year ended October 31, 2015. EKS&H, LLLP performed a review of the unaudited consolidated quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q,  beginning with the quarter ending July 31, 2015, and will be performing reviews of the unaudited consolidated quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q going forward.

Board Pre-Approval Policy

The Company formed an Audit Committee on October 26, 2012. The Board has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Board subject to certain restrictions. The policy sets out the specific services pre-approved by the Board and the applicable limitations, while ensuring the independence of the independent auditors to audit our financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Board responsibilities under the Exchange Act. During fiscal year ended October 31, 2015, the Board pre-approved all audit and permissible non-audit services provided by our independent auditors.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Board engaged PMB Helin Donovan, LLP to perform an annual audit of our financial statements for the year ended October 31, 2014 and for the first two quarterly reviews in 2015. The following is the breakdown of aggregate fees paid to the auditors for the Company for the periods indicated:

	Years Ended
	October 31, 2015	October 31, 2014
Audit fees	$21,500	$13,500
Audit related fees	$22,500	$19,000
Tax fees	$5,525	$5,525
All other fees	$-	$-

	$49,525	$38,025

- “Audit Fees” are fees billed by PMB Helin Donovan, LLP for the audit of our financial statements for the year ended October 31, 2014 and fees to be billed by EKS&H, LLLP for the audit of our financial statements for the year ended October 31, 2015 have been accrued.

- “Audit-Related fees” are fees billed by PMB Helin Donovan, LLP to us for services not included in audit fees, specifically, SAS 100 reviews, SEC filings and consents, and accounting consultations on matters addressed during the audit or interim reviews, and review work related to quarterly filings for the year ended October 31, 2014 and for the quarters ended January 31, 2015 and April 30, 2015 and fees billed by EKS&H, LLLP for the quarter ended July 31, 2015.

- “Tax Fees” are fees primarily for tax compliance in connection with filing US income tax returns.

Your Board Recommends that Stockholders Vote

FOR

Ratification of the Appointment of EKS&H, LLLP as the

Company’s Independent Registered Public Accounting Firm

for the fiscal year ended October 31, 2015

PROPOSAL 4

Approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers

Federal legislation (Section 14A of the Exchange Act) requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”) and a non-binding stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years.

 We encourage shareholders to review the executive compensation section above. We believe our compensation program strikes the appropriate balance between motivating and retaining our executives, and recognizing the Company’s financial condition as an early stage company.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

Your Board Recommends that Stockholders Vote FOR Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers

PROPOSAL 5

Vote, on a non-binding advisory basis, on the frequency (i.e., every one, two or three years) of holding an advisory stockholder vote to approve the compensation paid to the Company’s named executive officers

 As mentioned above, legislation requires that we include in this proxy statement a separate non-binding stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation for our Named Executive Officers every three years is the most appropriate policy for the Company at this time. The Board recognizes that executive compensation disclosures are made annually. Holding an advisory vote on executive compensation every three years should provide the Company with sufficient feedback on our compensation disclosures.

This advisory vote on the frequency of future advisory votes on compensation paid to our Named Executive Officers is non-binding on the Board. Stockholders will be able to specify on the proxy card whether you prefer the vote to occur every year, two years, three years, or may abstain from voting on this proposal.

Although non-binding, the Board and the Compensation Committee will carefully review the voting results. In the future, the Board may change the vote frequency based on the nature of the Company's compensation programs, input from our stockholders, and the Board's views on the best way to obtain meaningful stockholder input.

Your Board Recommends that Stockholders Vote FOR A Non-Binding Advisory vote every three years on the compensation of the Company’s named executive officers

STOCKHOLDER PROPOSALS FOR THE NEXT MEETING OF STOCKHOLDERS

If any stockholder intends to submit a proposal to be considered for inclusion in the Company’s proxy statement for the next Annual Meeting of Stockholders, the proposal must be submitted to the Secretary of the Company (addressed to WestMountain Gold, Inc., Attn: Corporate Secretary, WestMountain Gold, Inc. 120 Lake Street, Suite 401, Sandpoint, ID 83864 in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Secretary in accordance with the Company’s amended and restated bylaws.  If, however, the date of the next Annual Meeting of Stockholders is not within 30 days before or after this special meeting of stockholders, any proposal must be received by the Secretary of the Company a reasonable time before we begin to print and send our proxy materials for the next Annual Meeting of Stockholders.  In accordance with the provisions of the Company’s Amended and Restated Bylaws, any stockholder proposals for the next Annual Meeting of Stockholders that are submitted outside the processes of Rule 14a-8 (i.e., proposals that are not submitted for inclusion in the Company’s proxy statement) will be considered untimely if they are received by our Secretary on an untimely basis.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Special Meeting. If any other matter should be properly presented at the Special Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders to be Held January 13, 2016.

This Proxy Statement is available at www.westmountaingold.com

James W. Creamer III

Secretary

Sandpoint, ID

December 22, 2015

BALLOT FOR SPECIAL MEETING OF THE SHAREHOLDERS OF

WESTMOUNTAIN GOLD, INC.

JANUARY 13, 2016

PROPOSAL 1 – ELECTION OF DIRECTORS

Election of Gregory L. Schifrin as Director

☐  FOR

☐  AGAINST

☐ ABSTAIN

Election of Michael Lavigne as Director

☐  FOR

☐  AGAINST

☐ ABSTAIN

Election of Dale L. Rasmussen as Director

☐  FOR

☐  AGAINST

☐ ABSTAIN

Election of James W. Creamer III as Director

☐  FOR

☐  AGAINST

☐ ABSTAIN

PROPOSAL 2 – TO AMEND THE 2012 STOCK INCENTIVE PLAN

☐FOR

☐AGAINST

  ☐ABSTAIN

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF EKS&H LLLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

☐FOR

☐AGAINST

  ☐ABSTAIN

PROPOSAL 4 – APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

☐FOR

☐AGAINST

  ☐ABSTAIN

PROPOSAL 5 – VOTE ON A NON-BINDING ADVISORY BASIS ON THE FREQUENCY (i.e., every one, two or three years) OF HOLDING AN ADVISORY STOCKHOLDER VOTE TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

 ☐EVERY YEAR

 ☐EVERY TWO YEARS

  ☐EVERY THREE YEARS

 ☐ABSTAIN

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

NOTE:  THIS BALLOT MUST BE EXECUTED IN THE SIGNATURE BLOCK PROVIDED BELOW.

Dated:

, 2016

Signature

Signature if held jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.